                                                                    Exhibit 99.1

                    [Horace Mann Educators Corporation Logo]

                                                           Dwayne D. Hallman
                                                           Senior Vice
                                                           President - Finance
                                                           Horace Mann Educators
                                                             Corporation
                                                           (217) 788-5708
                                                           www.horacemann.com

                           HORACE MANN REPORTS RESULTS
                                FOR FIRST QUARTER


SPRINGFIELD, Ill., May 1, 2003 -- Horace Mann Educators Corporation (NYSE:HMN) today reported net income of $8.1 million, or 19 cents per share, for the first quarter ended March 31, 2003. Net income for the first quarter of 2002 was $15.6 million, or 38 cents per share. All per-share amounts are stated on a diluted basis.

First quarter 2003 operating income, which is a non-GAAP financial measure defined by the company, was $11.2 million, or 26 cents per share, compared to $13.9 million, or 34 cents per share, for the same period in 2002. Operating income is defined by the company as net income before the after-tax impact of realized investment gains and losses and non-operating items. Current period after-tax realized investment losses were $3.1 million, or 7 cents per share, compared to realized investment gains of $1.7 million, or 4 cents per share, in the first quarter of 2002. There were no non-operating items in the first quarters of 2003 and 2002. The company's management utilizes the operating income measure in comparing core operating performance across reporting periods, but acknowledges that its definition of operating income may not be comparable to other companies. Reconciliations of the company's operating income to GAAP net income are located on page 2 of the numerical exhibit portion of this release.

In the current period, net income benefited from the impact of property and casualty rate increases on earned premiums -- with the growth in average premium per policy outpacing current accident year loss costs -- and the company's restructuring of its Massachusetts automobile business.

These positive prior year comparisons were offset by adverse development of property and casualty prior years' reserves, which resulted in an after-tax charge of $2.8 million for the quarter. Current period net income also was negatively impacted by (1) decreases in investment income related to investment credit issues and declining interest rates, (2) tightening margins on variable annuities resulting from adverse financial market conditions, (3) heavier weather-related losses than a year ago and (4) investment impairment charges.

"Horace Mann continues to focus on initiatives to build revenue growth and enhance profitability," said Louis G. Lower II, President and Chief Executive Officer of Horace Mann. "In spite of the winter storms, a less than robust financial market and adverse development of prior years' voluntary automobile loss reserves, first quarter 2003 results are consistent with our previously announced operating income guidance for the full year of $1.25 to $1.35 per share."

Results of Operations

The company's core lines premiums written and contract deposits increased 5 percent compared to the first quarter of 2002, primarily resulting from rate increases in the property and automobile lines.

"While we experienced a somewhat larger first quarter decline in agents than a year ago, our March 31, 2003 agent count of 884 represented a 5 percent increase over the last 12 months," Lower said. "Average agent productivity for all lines of business declined compared to the first quarter of 2002. The impact of changes in the average experience level of our agent force, as well as severe weather in large geographic segments of the company's market and client concerns regarding economic conditions, resulted in a slight decline in total sales."

     Property and Casualty

Written premiums for voluntary property and casualty insurance increased 8 percent in the current quarter. The growth was a result of increases in average written premium per policy of approximately 6 percent for automobile and 16 percent for homeowners compared to the first quarter of 2002. Excluding Massachusetts, the number of automobile policies in force decreased slightly compared to a year earlier, while homeowners policies in force decreased by 3 percent.

First quarter 2003 net income for the property and casualty segment was $6.6 million, compared to $7.2 million for the same period in 2002. Horace Mann's property and casualty statutory combined ratio was 99.5 percent for the first quarter of 2003, compared to 100.4 percent a year earlier.

The first quarter of 2003 property and casualty combined ratio of 99.5 percent included adverse prior years' loss reserve development which represented 3.3 percentage points of the combined ratio, or $2.8 million after tax. Adverse development of automobile liability reserves related to accident years 2001 and prior represented $2.5 million after tax of the total strengthening. In the first quarter of 2002, development of prior years' reserves had no net impact on earnings. Compared to last year, the higher level of weather-related losses in the first quarter of 2003 represented an increase in the combined ratio of approximately 2 percentage points.

The voluntary automobile statutory loss ratio for the first quarter of 2003 was
75.9 percent, compared to 75.5 percent for the same period in 2002. The current period included 5.8 percentage points due to adverse development of prior years' reserves. The increase in average voluntary automobile premium in the current period exceeded the increase in average current accident year loss costs.

Despite a higher level of weather-related losses, the property statutory loss ratio of 74.1 percent for the first quarter of 2003 improved 4.5 percentage points from the same period in 2002, reflecting an increase in average premium per policy and the positive effects of loss containment initiatives.

The first quarter 2003 property and casualty statutory expense ratio of 24.3 percent, while comparable to the full year 2002 ratio, reflected an increase of 2 percentage points compared to the first quarter of last year. This variance reflected higher automobile new business commissions, investments in technology and underwriting initiatives and the required statutory classification of escrowed North Carolina automobile rate dispute amounts.

     Annuity

New annuity deposits increased 2 percent in the current quarter, primarily reflecting an 11 percent increase in new single premium and rollover deposits. New scheduled annuity deposits decreased 3 percent compared to a year earlier. At March 31, 2003, retention of fixed and variable accumulated annuity deposits for the prior 12 months was 94 percent and 92 percent, compared to 94 percent and 93 percent, respectively, a year earlier. The number of annuity contracts outstanding increased 5 percent over that 12 month period.

New annuity sales by Horace Mann agents decreased 10 percent in the quarter while total annuity sales decreased only 1 percent for the same period, reflecting the positive impact of Horace Mann's growing independent agent distribution initiative. Severe weather during the period and clients' concerns about the economy negatively impacted new sales for this segment.

Annuity segment net income was $2.3 million for the first quarter of 2003 compared to $4.7 million for the same period in 2002. Current period earnings were adversely impacted by an after-tax reduction in the net interest margin of $1.1 million, primarily reflecting lower investment income resulting from investment credit issues and declining interest rates. In addition, valuation of annuity segment deferred acquisition costs and value of acquired insurance in force at March 31, 2003 resulted in an after-tax increase in amortization of $0.6 million for the current quarter, primarily reflecting lower than expected market appreciation. Similar valuations a year earlier decreased after-tax amortization $0.1 million for the first quarter. An increase in reserves for guaranteed minimum death benefits (GMDB) decreased after-tax income by $0.2 million in the current quarter, compared to no impact a year earlier. Fee income related to variable annuity deposits decreased compared to the prior year, primarily as a result of adverse market conditions.

     Life

Life segment insurance premiums and contract deposits declined 4 percent for the three months compared to the same period a year earlier, reflecting a decline in new business and business retention. Compared to December 31, 2002, however, life policies and insurance in force increased 1 percent and 0.5 percent, respectively.

Life segment net income of $3.8 million for the current period was equal to the prior year. Valuation of life segment deferred acquisition costs at March 31, 2003 resulted in an after-tax decrease in amortization of $0.1 million. A similar valuation in 2002 resulted in no adjustments. In the current period, there was a small increase in mortality costs compared to a year earlier.

Realized Investment Gains and Losses

In the first quarter of 2003, after-tax realized investment losses were $3.1 million, compared to after-tax realized gains of $1.7 million in the prior year. In the current period, impairment of one of the company's collateralized debt obligation (CDO) securities in the amount of $2.0 million after tax and other fixed income impairment charges of $2.0 million after tax, primarily related to two airline industry issuers, were partially offset by gains from portfolio sale transactions.

Total shares outstanding on March 31, 2003 and 2002 were 42,701,528 and 40,814,374, respectively. The company has not repurchased shares of its common stock since the third quarter of 2000.

Book value per share was $12.73 at March 31, 2003, an increase of 18 percent compared to 12 months earlier, including the effects of unrealized investment gains and losses. Excluding unrealized investment gains and losses, book value per share decreased slightly compared to March 31, 2002. Return on equity based on net income was less than 1 percent for the twelve months ended March 31, 2003.

Horace Mann -- the largest national multiline insurance company focusing on the financial needs of educators and their families -- provides retirement annuities, auto, life and property insurance, and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. Horace Mann is publicly traded on the New York Stock Exchange (ticker symbol HMN). For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in the company's public filings with the Securities and Exchange Commission.

                                      # # #

                        HORACE MANN EDUCATORS CORPORATION
                        Digest of Earnings and Highlights
                  (Dollars in Millions, Except Per Share Data)


                                                                            Quarter Ended
                                                                              March 31,
                                                               -----------------------------------
                                                                    2003               2002             % Change
DIGEST OF EARNINGS

Net income                                                            $    8.1           $   15.6            -48.1%

Net income per share:
      Basic                                                           $   0.19           $   0.38            -50.0%
      Diluted                                                         $   0.19           $   0.38            -50.0%

Weighted average number of shares and equivalent shares:
      Basic                                                               42.7               40.8
      Diluted                                                             42.9               41.2



HIGHLIGHTS

Operations

Insurance premiums written and contract deposits
      Core lines                                                      $  219.5           $  209.9              4.6%
      Total                                                              219.6              211.7              3.7%

Operating Income (A)                                                      11.2               13.9            -19.4%

Return on equity (B)                                                       0.8%               5.3%

Property & Casualty statutory combined ratio                              99.5%             100.4%

Property & Casualty statutory combined ratio before catastrophes          97.9%             100.2%

Experienced agents                                                         497                520             -4.4%
Financed agents                                                            387                320             20.9%
      Total agents                                                         884                840              5.2%


Per Share

Operating income, diluted (A)                                         $   0.26           $   0.34            -23.5%

Dividends paid                                                        $  0.105           $  0.105                -

Book value (C)                                                        $  12.73           $  10.75             18.4%


Financial Position

Total assets                                                          $4,907.8           $4,859.4              1.0%
Short-term debt                                                              -               53.0
Long-term debt                                                           144.7               99.8
Total shareholders' equity                                               543.5              438.6             23.9%

(A) A non-GAAP financial measure defined by the company as net income before the after-tax impact of realized investment gains and losses and non-operating items. A reconciliation of operating income to net income is provided on the following page. Horace Mann's method of calculating operating income may differ from that of other companies and therefore comparability may be limited.

(B)  Based on 12-month net income and average quarter-end shareholders' equity.

(C) Before the market value adjustment for investments, book value per share was $10.59 at March 31, 2003 and $10.92 at March 31, 2002. Ending shares outstanding were 42,701,528 at March 31, 2003, 42,691,244 at December 31, 2002 and 40,814,374 at March 31, 2002.

                        HORACE MANN EDUCATORS CORPORATION
               Statements of Operations and Income Reconciliations
                  (Dollars in Millions, Except Per Share Data)

                                                                       Quarter Ended
                                                                          March 31,
                                                          -----------------------------------
                                                               2003               2002         % Change
STATEMENTS OF OPERATIONS

Insurance premiums written and contract deposits (A)               $219.6             $211.7          3.7%

Insurance premiums and
      contract charges earned (A)                                  $158.3             $155.6          1.7%
Net investment income                                                47.5               49.7         -4.4%
Realized investment gains (losses)                                   (4.7)               2.6
          Total revenues                                            201.1              207.9         -3.3%

Benefits, claims and settlement expenses                            110.9              110.8
Interest credited                                                    25.4               24.1
Policy acquisition expenses amortized                                17.1               14.6
Operating expenses                                                   33.6               32.4          3.7%
Amortization of intangible assets                                     1.6                1.3
Interest expense                                                      1.6                2.1
          Total benefits, losses and expenses                       190.2              185.3          2.6%

Income before income taxes                                           10.9               22.6        -51.8%
      Income tax expense                                              2.8                7.0
Net income                                                         $  8.1             $ 15.6        -48.1%



RECONCILIATIONS:
OPERATING INCOME TO NET INCOME (B)

Income

Operating income (C)                                               $ 11.2             $ 13.9        -19.4%
Realized investment gains (losses), after tax                        (3.1)               1.7

      Net income                                                      8.1               15.6        -48.1%



Income Per Share, Diluted

Operating income (C)                                               $ 0.26             $ 0.34        -23.5%
Realized investment gains (losses), after tax                      ($0.07)            $ 0.04

      Net income                                                   $ 0.19             $ 0.38        -50.0%



(A) Effective December 31, 2001, Horace Mann ceased writing automobile insurance policies in Massachusetts. See footnote (A) on page 3 for quantification.

(B) A reconciliation of operating income to net income is not accessible on a forward-looking basis because it is not possible to provide a reliable forecast of realized investment gains and losses, which can vary substantially from one period to another and may have a significant impact on net income. At this time, any other reconciling items to net income are assumed to be zero in 2003.

(C) A non-GAAP financial measure defined by the company as net income before the after-tax impact of realized investment gains and losses and non-operating items. Horace Mann's method of calculating operating income may differ from that of other companies and therefore comparability may be limited.

                        HORACE MANN EDUCATORS CORPORATION
                       Supplemental GAAP Consolidated Data
                              (Dollars in Millions)

                                                                                       Quarter Ended
                                                                                         March 31,
                                                                           ----------------------------------
                                                                               2003               2002          % Change
Analysis of Premiums Written
    and Contract Deposits

Automobile and property (voluntary) (A)                                            $128.5             $118.9           8.1%

Annuity deposits                                                                     64.3               63.3           1.6%

Life insurance                                                                       26.7               27.7          -3.6%

          Subtotal - core lines                                                     219.5              209.9           4.6%

Involuntary and other property & casualty (A)                                         0.1                1.8

          Total (A)                                                                 219.6              211.7           3.7%
          Total, excluding Massachusetts automobile (A)                             219.6              210.3           4.4%



Analysis of Net Income
Property & Casualty
      Before catastrophes                                                          $  8.0             $  7.3           9.6%
      Catastrophe losses, after tax                                                  (1.4)              (0.1)
          Total Property & Casualty                                                   6.6                7.2          -8.3%

Annuity                                                                               2.3                4.7         -51.1%

Life                                                                                  3.8                3.8             -

Corporate and other (B)                                                              (4.6)              (0.1)

              Net income                                                              8.1               15.6         -48.1%






(A) Effective December 31, 2001, Horace Mann ceased writing automobile insurance policies in Massachusetts. This business represented the following amounts for the periods indicated:

        Premiums written
            Voluntary automobile and core lines                                         -                  -
            Total                                                                       -             $  1.4
        Premiums earned
            Voluntary automobile and core lines                                         -                4.2
            Total                                                                  $  0.2                6.2
        Policies in force (in thousands)
            Voluntary automobile                                                        -                 18

(B) The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other reconciling items to net income. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with management's evaluation of the results of those segments. See detail for this segment on page 5.

                        HORACE MANN EDUCATORS CORPORATION
                     Supplemental Business Segment Overview
                              (Dollars in Millions)

                                                                                           Quarter Ended
                                                                                             March 31,
                                                                               ----------------------------------
                                                                                   2003               2002          % Change
Property & Casualty

Premiums written (A)                                                                $128.6            $ 120.7           6.5%
Premiums earned (A)                                                                  131.6              128.0           2.8%
Net investment income                                                                  8.2                9.6         -14.6%
Losses and loss adjustment expenses                                                   99.3              100.0
Operating expenses (includes policy acquisition expenses amortized)                   31.8               28.0
Income before tax                                                                      8.7                9.6
Net income                                                                             6.6                7.2

Net investment income, after tax                                                       6.6                7.2          -8.3%

Catastrophe losses, after tax                                                          1.4                0.1

Statutory operating statistics:
      Loss and loss adjustment expense ratio                                          75.2%              78.1%
      Expense ratio                                                                   24.3%              22.3%
      Combined ratio                                                                  99.5%             100.4%
      Combined ratio before catastrophes                                              97.9%             100.2%

Automobile and property detail:
      Premiums written (voluntary) (A)                                              $128.5            $ 118.9           8.1%
          Automobile (A)                                                              98.6               92.7           6.4%
          Property                                                                    29.9               26.2          14.1%

      Premiums earned, including Massachusetts (voluntary) (A)                       129.4              124.5           3.9%
      Premiums earned, excluding Massachusetts (voluntary) (A)                       129.4              120.3           7.6%
          Automobile, excluding Massachusetts (A)                                     95.2               89.3           6.6%
          Automobile, including Massachusetts (A)                                     95.2               93.5           1.8%
          Property                                                                    34.2               31.0          10.3%

      Policies in force (voluntary) (in thousands) (A)                                 852                881          -3.3%
          Automobile, excluding Massachusetts (A)                                      571                574          -0.5%
          Automobile, including Massachusetts (A)                                      571                592          -3.5%
          Property                                                                     281                289          -2.8%

      Voluntary automobile statutory operating statistics:

          Loss and loss adjustment expense ratio                                      75.9%              75.5%
          Expense ratio                                                               23.3%              21.8%
          Combined ratio                                                              99.2%              97.3%
          Combined ratio before catastrophes                                          99.0%              97.1%

      Total property statutory operating statistics:
          Loss and loss adjustment expense ratio                                      74.1%              78.6%
          Expense ratio                                                               26.2%              23.1%
          Combined ratio                                                             100.3%             101.7%
          Combined ratio before catastrophes                                          94.6%             101.6%

Prior years' reserves favorable (adverse) development, pretax
          Voluntary automobile                                                       ($5.6)           $   0.5
          Total property                                                               0.4                0.1
          Other property and casualty                                                  0.9               (0.7)
              Total                                                                   (4.3)              (0.1)

(A) Effective December 31, 2001, Horace Mann ceased writing automobile insurance policies in Massachusetts. See footnote (A) on page 3 for quantification.

                        HORACE MANN EDUCATORS CORPORATION
                     Supplemental Business Segment Overview
                              (Dollars in Millions)

                                                                                 Quarter Ended
                                                                                    March 31,
                                                                      -----------------------------------
                                                                           2003               2002        % Change
Annuity

Contract deposits                                                            $   64.3           $   63.3         1.6%
      Variable                                                                   24.2               28.5       -15.1%
      Fixed                                                                      40.1               34.8        15.2%
Contract charges earned                                                           3.2                3.7       -13.5%
Net investment income                                                            26.5               27.4        -3.3%
Net interest margin (without realized gains)                                      8.8               10.5
Net margin (includes fees and contract charges earned)                           12.4               14.8       -16.2%
Mortality gain (loss) and other reserve changes                                  (0.5)              (0.1)
Operating expenses (includes policy acquisition expenses amortized)               7.4                6.6
Income before tax and amortization of intangible assets                           4.5                8.1       -44.4%
Amortization of intangible assets                                                 1.2                0.9
Income before tax                                                                 3.3                7.2
Net income                                                                        2.3                4.7       -51.1%

Annuity contracts in force (in thousands)                                         148                141         5.0%
Accumulated value on deposit                                                 $2,399.4           $2,448.4        -2.0%
      Variable                                                                  859.3            1,036.0       -17.1%
      Fixed                                                                   1,540.1            1,412.4         9.0%
Annuity accumulated value retention - 12 months
      Variable accumulations                                                     91.9%              93.0%
      Fixed accumulations                                                        94.2%              94.1%



Life

Premiums and contract deposits                                               $   26.7              $27.7        -3.6%
Premiums and contract charges earned                                             23.5               23.9        -1.7%
Net investment income                                                            13.0               13.0            -
Income before tax                                                                 5.9                6.0
Net income                                                                        3.8                3.8            -

Life policies in force (in thousands)                                             267                272        -1.8%
Life insurance in force (in millions)                                        $ 13,259           $ 13,268        -0.1%
Lapse ratio - 12 months
      (Ordinary life insurance)                                                   9.1%               9.3%



Corporate and Other (A)

Components of loss before tax:
      Realized investment gains (losses)                                        ($4.7)              $2.6
      Interest expense                                                           (1.6)              (2.1)
      Other operating expenses                                                   (0.7)              (0.7)
Loss before tax                                                                  (7.0)              (0.2)
Net loss                                                                         (4.6)              (0.1)

(A) The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other reconciling items to net income. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with management's evaluation of the results of those segments.

                        HORACE MANN EDUCATORS CORPORATION
                     Supplemental Business Segment Overview
                              (Dollars in Millions)

                                                                                       Quarter Ended
                                                                                         March 31,
                                                                          -----------------------------------
                                                                               2003               2002        % Change
Investments

Annuity and Life
      Fixed maturities, at market
          (amortized cost 2003, $2,352.0; 2002, $2,177.0)                        $2,475.0           $2,164.2
      Mortgage loans and real estate                                                  4.7                8.2
      Short-term investments                                                         31.9               17.4
      Short-term investments, securities lending collateral                         370.1              463.6
      Policy loans and other                                                         70.0               65.8
                                                                          ----------------   ----------------
              Total Annuity and Life investments                                  2,951.7            2,719.2         8.6%

Property & Casualty
      Fixed maturities, at market
          (amortized cost 2003, $570.4; 2002, $512.5)                               597.5              512.5
      Short-term investments                                                         11.4               29.2
      Short-term investments, securities lending collateral                           4.4                4.6
      Other                                                                           0.7                0.3
                                                                          ----------------   ----------------
              Total Property & Casualty investments                                 614.0              546.6        12.3%

Corporate investments                                                                 0.8                1.3

                  Total investments                                               3,566.5            3,267.1         9.2%

Net investment income
      Before tax                                                                 $   47.5           $   49.7        -4.4%
      After tax                                                                      32.2               33.2        -3.0%

Realized investment gains (losses) by investment portfolio included in
Corporate & Other segment income
      Property & Casualty                                                           ($1.3)          $    1.1
      Annuity                                                                        (0.4)              (1.2)
      Life                                                                           (3.0)               2.7
      Corporate and Other                                                               -                  -
          Total, before tax                                                          (4.7)               2.6
          Total, after tax                                                           (3.1)               1.7



Other Information

End of period goodwill asset                                                     $   47.4           $   47.4

End of period property and casualty net reserves as of:
      March 31, 2003                                                             $  275.7
      December 31, 2002                                                             272.6
      September 30, 2002                                                            273.2
      June 30, 2002                                                                 273.5
      March 31, 2002                                                                270.5
      December 31, 2001                                                             272.0
      September 30, 2001                                                            274.6
      June 30, 2001                                                                 271.6
      March 31, 2001                                                                248.6
      December 31, 2000                                                             249.8
      September 30, 2000                                                            226.9
      June 30, 2000                                                                 228.8
      March 31, 2000                                                                225.3
      December 31, 1999                                                             235.4